Exhibit 99.1

Metromedia International Group, Inc. Announces Retention of Evercore Partners
Inc.

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Oct. 18, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that Evercore Partners Inc. has been retained as the Company's financial advisor to assist the board of directors of the Company in its ongoing exploration of strategic alternatives to maximize shareholder value, which may include, but are not limited to, the possible sale of a portion or all of the Company. The completion of any extraordinary transaction is highly uncertain. No assurance can be given that any such transaction will take place nor can any assurance be given with respect to the timing or terms of any such transaction.
    Given the status of the Company's ongoing review of its strategic alternatives, the Company also announced that it will defer convening an Annual Shareholders Meeting at this time.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications and media businesses in Russia and the Republic of Georgia. These include mobile and fixed line telephony businesses and wireless and wired cable television networks. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, and has substantially completed a program of gradual divestiture of its non-core media businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that any strategic transaction will take place. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004, July 9, 2004, July 14, 2004, July 26,
2004 and August 4, 2004). The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events.

    Please visit our website at www.metromedia-group.com.

    About Evercore Partners Inc.

    Evercore, based in New York and Los Angeles, is a privately held merchant bank. Evercore provides mergers and acquisitions advisory services. In addition, through its Evercore Capital Partners and Evercore Ventures affiliates, Evercore manages committed capital of $1.3 billion in private equity and venture capital investments.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com